EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of September 20, 2005 and shall be effective as of September 20, 2005 (the "Effective Date") by and between Digicorp, a Utah corporation, with an office located at 100 Wilshire Boulevard, Suite 1750, Santa Monica, California 90401 (the "Company"), and Philip Gatch, an individual, with an address 1650 Federal Avenue, Los Angeles, California 90025 ("Individual").

WHEREAS, the Company is in the business of internet and digital media holdings company and incubator; and

WHEREAS, Individual has had experience in the operations of businesses doing digital video production and pre-production and internet and new media turn-key, technology sourcing and development; and

WHEREAS, the Company desires to retain the services of Individual; and

WHEREAS, Individual is willing to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. Individual is hereby employed and engaged to serve the Company as the Chief Technology Officer of the Company, or such additional titles as the Company shall specify from time to time, and Individual does hereby accept, and Individual hereby agrees to such engagement and employment.

2. Duties. Individual shall be responsible for the overall development and operations of the Company's in-house technology, business technology operations and internet platforms. In addition, Individual's duties shall be such duties and responsibilities as the Company shall specify from time to time, and shall entail those duties customarily performed by the Chief Technology Officer of a company with a sales volume and number of employees commensurate with those of the Company. Individual shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position. Individual shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company's chief executive officer. Individual shall be responsible and report only to the Company's chief executive officer. The Company's chief executive officer, in its sole and absolute discretion, shall determine Individual's duties and responsibilities and may assign or reassign Individual to such duties and responsibilities as it deems in the Company's best interest. Individual shall devote his full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company's board of directors.

Nothing in this Agreement shall preclude Individual from devoting reasonable periods required for:

      (a) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

      (b) serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

      (c) managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement as determined by the Company.

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

3. Best Efforts of Individual. During his employment hereunder, Individual shall, subject to the direction and supervision of the Company's chief executive officer, devote his full business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing herein shall be construed as preventing Individual from investing his assets in any business.

4. Employment Term. Unless terminated pursuant to Section 13 of this Agreement, the term of this Agreement shall commence as of the Effective Date of this Agreement and shall continue for a term of thirty-six (36) months (the "Initial Term"), and shall be automatically renewed for successive one (1) year terms (the "Renewal Term") unless a party hereto delivers to the other party written notice of such party's intention not to renew at least thirty (30) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be (the terms "Initial Term" and "Renewal Term" will collectively hereinafter be referred to as the "Employment Term").

5. Compensation of Individual.

      (a) Base Compensation. As compensation for the services provided by Individual under this Agreement, the Company shall pay Individual an annual salary of Ninety-five Thousand Dollars ($95,000) plus Forty-five Thousand Dollars ($45,000) in a restricted stock grant during each year of the Employment Term, all grants vesting quarterly each year. The compensation of Individual under this Section shall be paid in accordance with the Company's usual payroll procedures.

      (b) Bonus. In addition to the above base compensation, Individual shall be eligible to receive an annual bonus determined by the chief executive officer based on the performance of the Company.

      (c) Stock and Stock Options. Individual shall also be eligible to receive shares of the Company's authorized stock and options to purchase shares of the Company's authorized stock from time to time as determined by the chief executive officer, but specifically contained hereto as two hundred fifty thousand (250,000) options, vesting annually over 3 years (i.e., 83,334 vesting on September 20, 2005, 83,333 vesting on September 20, 2006, and 83,333 vesting on September 20, 2007), at a strike price of twenty-five cents ($0.25).

      (d) Buy-back. In the first year of the employment term, if Individual cannot sell stock in the open market, the Company will purchase fifty thousand ($50,000) in stock back from Individual.

6. Voting/Veto Rights. Individual shall have and obtain the veto rights for three (3) years to (i) veto a chief executive officer candidate as replacement to Milton "Todd" Ault, III and (ii) veto a decision to sell the Company, or any of its core assets or technologies related to iCode as outlined in the Asset Purchase Agreement being executed concurrently herewith, in the event the Company sells for less than fifty million dollars ($50,000,000). If termination occurs for any reason, Individual will forfeit the right to this veto power.

7. Benefits. Individual shall also be entitled to participate in any and all Company benefit plans, from time to time, in effect for employees of the Company. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

8. Vacation, Sick Leave and Holidays. Individual shall be entitled to three (3) weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. In addition, Individual shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

9. Business Expenses. The Company shall promptly reimburse Individual for all reasonable out-of-pocket business expenses incurred in performing Individual's duties and responsibilities hereunder in accordance with the Company's policies, provided Individual promptly furnishes to the Company adequate records of each such business expense.

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

10. Location of Individual's Activities. Individual's principal place of business in the performance of his duties and obligations under this Agreement shall be at a place to be mutually determined by the chief executive officer and Individual. Notwithstanding the preceding sentence, Individual will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

11. Confidentiality. Individual recognizes that the Company has and will have business affairs, products, future plans, trade secrets, customer lists, and other vital information (collectively "Confidential Information") that are valuable assets of the Company. Individual agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party without the prior written consent of the Company's board of directors. Individual will protect the Confidential Information and treat it as strictly confidential.

12. Non-Competition. Individual acknowledges that he has gained, and will gain extensive knowledge in the business conducted by the Company and has had, and will have, extensive contacts with customers of the Company. Accordingly, Individual agrees that he shall not compete directly or indirectly with the Company, anywhere in Los Angeles County, either during the Employment Term or during the three (3) year period immediately after the termination of Individual's employment under Section 13 and shall not, during such period, make public statements in derogation of the Company. For the purposes of this Section 12, competing directly or indirectly with the Company shall mean engaging, directly or indirectly, as principal owner, officer, partner, consultant, advisor, or otherwise, either alone or in association with others, in the operation of any entity engaged in a business similar to that of the Company's which uses the iCodemedia or similar suite of websites and Internet properties to be sold to Company by Individual.

13.  Termination.  Notwithstanding  any other provisions hereof to the contrary,
Individual's   employment   hereunder   shall   terminate  under  the  following
circumstances:

      (a) Voluntary Termination by Individual. Individual shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term.

      (b) Voluntary Termination by the Company. The Company shall have the right to voluntarily terminate this Agreement and Individual's employment hereunder at any time after the Employment Term.

      (c) Termination for Cause. The Company shall have the right to terminate this Agreement and Individual's employment hereunder at any time for cause. As used in this Agreement, "cause" shall mean refusal by Individual to implement or adhere to lawful policies or directives of the Company's board of directors, breach of this Agreement, Individual's conviction of a felony, other conduct of a criminal nature that may have a material adverse impact on the Company's reputation, breach of fiduciary duty or the criminal misappropriation by Individual of funds from or resources of the Company. Cause shall not be deemed to exist unless the Company shall have first given Individual a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause" and ten (10) days after such notice such conduct has, or such circumstances have, as the case may be, not entirely ceased and not been entirely remedied.

      (d) Termination Upon Death or for Disability. This Agreement and Individual's employment hereunder shall automatically terminate upon Individual's death or upon written notice to Individual and certification of Individual's disability by a qualified physician or a panel of qualified physicians if Individual becomes disabled beyond a period of twelve (12) months and is unable to perform the duties contain in this Agreement.

      (e) Effect of Termination. In the event that this Agreement and Individual's employment is voluntarily terminated by Individual pursuant to Section 13(a), or in the event the Company voluntarily terminates this Agreement pursuant to Section 13(b) or for cause pursuant to Section 13(c), all obligations of the Company and all duties, responsibilities and obligations of Individual under this Agreement shall cease. Upon such termination pursuant to Section 13(b) (which would include a change in control caused by any of the events enumerated in the last sentence of this Section 13(e)), the Company shall (i) pay Individual a stock and cash lump sum equal to (x) all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any, plus (y) five hundred thousand (500,000) shares of the Company's stock, unrestricted, plus (z) Two Hundred Fifty Thousand Dollars ($250,000) as severance compensation. In the event this Agreement is terminated pursuant to Section 13(a) or 13(c), Individual shall not be entitled to any compensation pursuant to Section 5 for the period between the effective termination date to the end of the Employment Term pursuant to Section 4, nor will Individual receive any unvested options, milestone options or bonuses. In the event of a merger, consolidation, sale, or change of control, the Company's rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Individual.

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

The obligations set forth in Sections 11, 12 and 18 of this Agreement are intended to survive the termination of Individual's employment with Company.

14. Resignation as Officer. In the event that Individual's employment with the Company is terminated for any reason whatsoever, Individual agrees to immediately resign as an Officer and/or Director of the Company, if applicable, and any related entities. For the purposes of this Section 14, the term "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

15. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any applicable conflicts of law provisions.

16. Business Opportunities. During the Employment Term, Individual agrees to bring to the attention of the Company's chief executive officer all written business proposals that come to Individual's attention and all business or investment opportunities of whatever nature that are created or devised by Individual and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

17. Employee's Representations and Warranties. Individual hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Individual from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. Individual hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless in connection with the representations and warranties made by Individual in this Section 17.

18. Indemnification.

      (a) The Company agrees that if Individual is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Individual's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Individual shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of California, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Individual in connection therewith, and such indemnification shall continue as to Individual even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Individual's heirs, executors and administrators. The Company shall advance to Individual to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Individual to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

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

      (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Individual that indemnification of Individual is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that Individual has not met such applicable standard of conduct, shall create a presumption that Individual has not met the applicable standard of conduct.

      (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Individual to the extent the Company provides such coverage for its other executive officers.

      (d) Promptly after receipt by Individual of notice of any claim or the commencement of any action or proceeding with respect to which Individual is entitled to indemnity hereunder, Individual shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding,
      (ii) employ counsel reasonably satisfactory to Individual, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Individual shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Individual reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Individual shall be paid by the Company to the extent permitted by law.

      (e) After the termination of this Agreement and upon the request of Individual, the Company agrees to reimburse Individual for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Individual is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Individual's employment hereunder, or Individual's role in connection therewith, the Company agrees to pay Individual a sum, to be mutually agreed upon by Individual and the Company, per diem for each day of his appearance and each day of preparation therefor.

19. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:  Digicorp                           Individual:  Philip Gatch
          100 Wilshire Blvd., Suite 1500                  1650 Federal Avenue
          Santa Monica, CA 90401                          Los Angeles, CA 90025
          Fax: (310) 752-1486                             Cell: (310) 210-1669
          Phone: (310) 752-1416

20. Assignment; Ratification of Agreement. No right or obligation under this Agreement may be assigned or delegated by either party without the prior written consent of the other party, and any purported assignment or delegation of any such right or obligation without such consent shall be null and void.

21. Inventions. Individual hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, all of the entire right, title and interest of Individual in an to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by Individual, solely or jointly, or in whole or in part, during the terms hereof, which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary or affiliate, or (ii) otherwise relate to or pertain to the business, functions, or operations of the Company or any subsidiary or affiliate, or (iii) arise (wholly or partly, directly or indirectly) from the efforts of Individual during the term hereof. Individual shall communicate promptly and disclose to the Company, in such form as the
Company requests, all information, details, and data pertaining to the aforementioned requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures, and improvements; and, whether during the term hereof or thereafter, Individual shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may reasonably be required of him to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by Individual within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by Individual to have been first conceived and made by him following such termination.

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22.  Entire  Agreement.  This  Agreement  contains  the entire  agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Individual and is not assignable or delegable, in whole or in part, by Individual. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Company: Digicorp, a Utah corporation               INDIVIDUAL:

By:       /s/ Milton Ault____________________        /s/ Philip Gatch
         ------------------------------------       ----------------------------

Name:    Milton "Todd" Ault, III                    Philip Gatch

Title:   Chairman and Chief Executive Officer